Exhibit 23-1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this registration statement of New York State Electric & Gas Corporation on Form S-8 of our report dated January 28, 1994, on our audits of the consolidated financial statements and financial statement schedules of New York State Electric & Gas Corporation and Subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which report is included in the Annual Report on Form 10-K for 1993 of New York State Electric & Gas Corporation. We also consent to the reference in the prospectus to our firm under the caption "Experts."


                                                      COOPERS & LYBRAND L.L.P.


New York, New York
August 10, 1994


                                    23-1-1